Prospect Capital Declares 13th Consecutive Quarterly Dividend Increase (Representing a 14.1% Current Dividend Yield), Updates Guidance, and Announces Monetization Strategy

NEW YORK, NY -- 12/18/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect" or "Company") announced today that it has declared a second fiscal quarter (for the fiscal year ending June 30, 2008) dividend of $0.395 per share.

This dividend marks the Company's thirteenth consecutive quarterly increase. The dividend now represents an approximately 14.1% current dividend yield based on the closing stock price for December 17, 2007. The ex-dividend date is Wednesday, December 26, 2007. The record date is Friday, December 28, 2007. The payment date is Monday, January 7, 2008.

In addition, the Company estimates that its net investment income for the current second fiscal quarter ended December 31, 2007, will be $0.42 to $0.48 per share.

Separately, the Company announced today that it has initiated the harvesting of certain gains within the portfolio. The Company's largest 100% controlled investment, Gas Solutions Holdings, Inc. ("Gas Solutions"), has engaged RBC Capital Markets Corporation as a financial advisor to explore strategic alternatives, including a potential sale. Gas Solutions, a midstream gathering and processing business in East Texas, is currently generating an asset-level annualized run-rate earnings before interest, taxes, depreciation, and amortization ("EBITDA") of approximately $24.8 million, or approximately three times the EBITDA at the time when Prospect purchased Gas Solutions. Prospect expects to conclude its harvesting process with Gas Solutions during the next few months.

Prospect may seek to monetize other investments in early 2008, including NRG Manufacturing, Inc. ("NRG"), which, inclusive of a small add-on acquisition, has approximately tripled its pro forma trailing twelve month EBITDA to approximately $12 million, compared to the EBITDA when Prospect purchased NRG. In addition, Prospect on December 5, 2007 entered into a binding agreement to sell its $8 million debt investment in Central Illinois Energy, LLC, an ethanol project, as an 86% cash-on-cash monetization, inclusive of interest and fees received to date.

"With Gas Solutions and NRG having delivered significant growth in profitability, we believe that now is an opportune time to explore strategic options to harvest gains for the shareholders of Prospect," said John Barry, Chairman and Chief Executive Officer of Prospect. "In addition, we chose to exit the ethanol market at a value-maximizing price for us due to our growing fundamental concerns about supply exceeding demand in that market."

Dividend History

Dividend Per Share        Quarter Ended
$0.395                    December 31, 2007
$0.3925                   September 30, 2007
$0.39                     June 30, 2007
$0.3875                   March 31, 2007
$0.385                    December 31, 2006
$0.38                     September 30, 2006
$0.34                     June 30, 2006
$0.30                     March 31, 2006
$0.28                     December 31, 2005
$0.20                     September 30, 2005
$0.15                     June 30, 2005
$0.125                    March 31, 2005
$0.10                     December 31, 2004

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577